Exhibit 10.24
April 12, 2006
The Compass Group International LLC
Compass Group Diversified Holdings LLC
61 Wilton Road
Westport, CT 06880
Attention: Mr. Joseph Massoud
and Mr. Alan Offenberg
          Re: Financing Commitment
Ladies and Gentlemen:
          1. You have advised Ableco Finance LLC (“Ableco”) that The Compass Group International LLC, a Delaware limited liability company (“CGLLC”) has organized a newly created entity, Compass Group Diversified Holdings, a Delaware limited liability company (“Holdings”) that will be owned and controlled by Compass Diversified Trust, a Delaware statutory trust (“Trust”). CGLLC and Holdings are desirous of obtaining financing for Holdings in order to (i) partially finance the consummation of the acquisition of (a) CBS Personnel Holdings, Inc. (“CBS”), (b) Crosman Acquisition Corporation (“Crosman”), (c) Compass AC Holdings, Inc. (“Advanced Circuits”), and (d) Silvue Technologies Group, Inc. (“Silvue”; CBS, Crosman, Advanced Circuits, and Silvue, the “Companies”) (the “Acquisition”), (ii) provide financing in connection with future permitted acquisitions by Holdings, (iii) pay fees and expenses associated with the Acquisition and such financing transaction, and (iv) meet the ongoing working capital requirements and other general corporate needs of Holdings and each of its subsidiaries.
          2. Ableco is pleased to advise you that it (either individually or through its affiliates and related funds) hereby commits to provide Holdings with a senior secured financing facility in the maximum aggregate amount of $225,000,000 (the “Financing Facility”), substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The Financing Facility will consist of the following: (i) a revolving credit facility of up to $60,000,000 outstanding at any time, (ii) a term loan of $50,000,000, and (iii) a delayed draw term loan facility of up to $115,000,000. The Financing Facility shall be secured by perfected first priority liens on substantially all now owned or hereafter acquired assets (including the stock of all of Holdings’ subsidiaries and all intercompany indebtedness owed by Holdings’ subsidiaries to Holdings) of Holdings as specified in the Term Sheet.

          3. CGLLC acknowledges that the Term Sheet does not purport to summarize all the conditions, covenants, representations, warranties and other provisions that would be contained in definitive legal documentation for the Financing Facility. The loan documentation for the Financing Facility shall include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the reasonable opinion of Ableco, are customary for this type of financing transaction and other provisions that Ableco reasonably determines to be appropriate in the context of the proposed transaction.
          4. By its execution hereof and its acceptance of the commitment contained herein, each of CGLLC and Holdings agrees to indemnify and hold harmless Ableco and GoldenTree (as defined below) and each of their affiliates and related funds and each of their respective directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and reasonable out-of-pocket expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and reasonable out-of-pocket expenses arise out of or in any way relate to or result from, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility, and each of CGLLC and Holdings agrees to reimburse each Indemnified Party for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (irrespective of whether such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, Ableco shall not be responsible or liable to CGLLC or Holdings for any special, indirect, consequential, incidental or punitive damages.
          5. Each of CGLLC and Holdings agrees to reimburse Ableco for all of its reasonable out-of-pocket fees and expenses (the “Expenses”) incurred by or on behalf of Ableco in connection with (i) the preparation, negotiation, execution, and delivery of this commitment letter and any and all definitive documentation relating hereto, including, without limitation, the reasonable fees and expenses of counsel to Ableco and the reasonable fees and expenses incurred by Ableco in connection with any due diligence, collateral reviews, appraisals, valuations, audits, and field examinations, any syndication of the Financing Facility, and any filing and search fees incurred in connection with the transactions contemplated hereby; and (ii) the enforcement of any of Ableco’s rights and remedies under this commitment letter and any and all definitive documentation relating hereto. In addition, each of CGLLC and Holdings recognizes that Ableco has been discussing with GoldenTree Asset Management, LP (“GoldenTree”) the possibility that GoldenTree, on behalf of certain of its managed funds, will be a Lender with respect to the Financing Facility and that its original commitment to the Financing Facility, if issued, is potentially significant in size. To this end, GoldenTree shall be a third-party beneficiary for purposes of enforcing its rights under paragraphs 4 and 5 herein where such provision is applicable to GoldenTree (and thus GoldenTree may enforce such provisions, as applicable, as if it was a party to this agreement). As a result, each of CGLLC and Holdings agrees to reimburse GoldenTree for all of its reasonable out-of-pocket fees and expenses (the “GoldenTree Expenses”) incurred by or on behalf of GoldenTree in connection with (i) the preparation, negotiation, execution, and delivery of this commitment letter and any and all definitive documentation relating hereto, including, without limitation, the reasonable fees and expenses of counsel to GoldenTree and the reasonable fees and expenses incurred by GoldenTree in connection with any due diligence, collateral reviews, appraisals, valuations, audits, and field examinations, any syndication of the Financing Facility; and (ii) the enforcement of any of GoldenTree’s rights and remedies under this paragraph of this commitment letter.
          6. Ableco acknowledges that CGLLC has previously provided Ableco with a deposit in the amount of $250,000 (the “Deposit”), to fund the reimbursement of Expenses incurred by or on behalf of Ableco. Ableco may from time to time request additional expense deposits if the Expenses exceed or may exceed the Deposit and each of CGLLC and Holdings agrees to provide such additional expense deposits. The Deposit will not be segregated and may be commingled with other funds of Ableco and neither CGLLC nor Holdings will be entitled to receive interest on the Deposit (or any additional deposits). If (a) Ableco concludes that it will not make the Financing Facility available to Holdings on the terms and conditions set forth in the Term Sheet and so long as neither CGLLC nor Holdings has previously declined to continue to pursue the Financing Facility, the unused portion of the Deposit held by Ableco will be promptly returned by Ableco to CGLLC; (b) CGLLC concludes that it will not consummate the initial public offering of the Trust’s equity securities and so long as neither CGLLC nor Holdings has previously declined to continue to pursue the Financing Facility, the unused portion of the Deposit held by Ableco will be promptly returned by Ableco to CGLLC; (c) CGLLC or Holdings declines to continue pursuing the Financing Facility and so long as Ableco has not previously declined to make the Financing Facility available to Holdings on the terms and conditions set forth in the Term Sheet, Ableco shall be entitled to retain any unused amount of the Deposit (or any additional deposits); or (d) the Financing Facility is closed and funded, any unused portion of the Deposit held by Ableco will be returned by Ableco to CGLLC.
          7. During the effectiveness of the commitment contained in this commitment letter, CGLLC and Holdings each hereby agrees to work exclusively with Ableco to accomplish the Financing Facility, and each agrees that it shall not engage in any discussions with another lender or funding source regarding an alternative financing to the Financing Facility, shall not provide any deposit to any other lender or funding source in connection with an alternative financing to the Financing Facility, will not solicit or accept a proposal or commitment from another lender or funding source in connection with an alternative financing to the Financing Facility and will not otherwise permit or encourage another person to solicit a financing proposal or conduct due diligence in connection with an alternative financing to the Financing Facility. If the initial public offering of the shares of the Trust (“the IPO”) is consummated on or before May 5, 2007 and the Financing Facility does not close and if, on or prior to May 5, 2007, CGLLC or Holdings, directly or indirectly, enters into a letter of intent, proposal letter, expense deposit arrangement, commitment letter, loan agreement, or other agreement for alternative financing to the Financing Facility (other than with Ableco) so long as (a)Ableco has not terminated or breached its commitment hereunder based on any one of the following subsections set forth in the Conditions section of Exhibit A attached hereto: (ii), (iii), (viii), (xv), and (xix), then CGLLC and Holdings agree to immediately pay to Ableco a fee (the “Break-up Fee”) of $2,250,000 (which amount is in addition to any other amount paid or payable hereunder).
          8. The commitment by Ableco to provide the Financing Facility shall be subject to (i) the negotiation, execution and delivery of definitive loan documentation (the “Loan Documents”), in form and substance reasonably satisfactory to Ableco; (ii) the satisfaction of Ableco that, since the date hereof, there has not occurred any material adverse change with respect to the condition, financial or otherwise, business, results of operations, assets, or liabilities of the Companies, taken as a whole (a “Material Adverse Change”), as determined by Ableco in its discretion; and (iii) satisfaction of the conditions set forth in the Term Sheet.
          9. This commitment letter is delivered to CGLLC and Holdings on the condition that, prior to its acceptance of this offer, neither the existence of this commitment letter, nor its contents, shall be disclosed by CGLLC or Holdings, except as may be compelled to be disclosed in a judicial or administrative proceeding, as otherwise required by law or, on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of CGLLC or Holdings. In addition, unless required by applicable law each of CGLLC and Holdings agrees that it shall obtain the prior approval of Ableco before releasing any public announcement in which reference is made to Ableco or to the commitment contained herein. Each of CGLLC and Holdings acknowledges that Ableco and its affiliates or related funds may now or hereafter provide financing or obtain other interests in other companies in respect of which CGLLC, Holdings, or the Companies or their affiliates may be business competitors, and that neither Ableco nor any of its affiliates or related funds shall have any obligation to provide to CGLLC or Holdings or any of their affiliates any confidential information obtained from such other companies.
          10. While Ableco is hereby providing its commitment for the entire amount of the Financing Facility subject to the terms and conditions of this commitment letter, Ableco may syndicate the Financing Facility. Ableco will manage all aspects of such syndication, including the timing of all offers to potential lenders, the allocation of commitments and the determination of compensation provided and titles (such as co-agent, managing agent, etc.). The CGLLC and Holdings agree that no lender will receive any compensation for its participation in the Financing Facility except as expressly set forth in the Term Sheet or as agreed to and offered by Ableco.
          11. As a material inducement to Ableco to issue the commitments set forth herein, each of CGLLC and Holdings agrees to use (and to cause the Companies to use) commercially reasonable efforts to assist Ableco in forming a syndicate acceptable to Ableco. The CGLLC’s and Holdings’ assistance shall include but not be limited to (i) using commercially reasonable efforts to make senior management and representatives of Holdings and the Companies available to participate in meetings and to provide information to potential lenders and participants at such times and places as Ableco may reasonably request; and (ii) using commercially reasonable efforts to provide all information reasonably deemed necessary by Ableco to complete the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to CGLLC, Holdings, and Ableco.
          12. The obligations of CGLLC and Holdings under paragraphs 4, 5, 6, 7, 9 and 15 of this commitment letter shall remain effective notwithstanding any termination of this commitment letter. Except as set forth in the immediately prior sentence, if definitive documentation is entered into by the parties relative to the Financing Facility and if the IPO contemplated by the Term Sheet is consummated, CGLLC’s obligations under this letter shall be of no further force and effect.
          13. Notwithstanding anything else to the contrary herein, Holdings shall have no liability or obligation to pay or reimburse any amounts referenced or otherwise provided for herein if the IPO contemplated by the Term Sheet is not consummated.
          14. The offer made by Ableco in this commitment letter shall expire, unless otherwise agreed by Ableco in writing, at 5:00 p.m. (New York City time) on April 12, 2006, unless prior thereto Ableco has received a copy of this commitment letter, signed by CGLLC and Holdings, accepting the terms and conditions of this commitment letter. The commitment by Ableco to provide any portion of the Financing Facility shall expire at 5:00 p.m. (New York City time) on May 5, 2006, unless at or prior to such date the Loan Documents shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied.
          15. This commitment letter (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto; (ii) shall be governed by the law of the State of New York; (iii) shall be binding upon the parties and their respective successors and assigns; (iv) may not be relied upon or enforced by any other person or entity; and (v) may be signed in multiple counterparts and may be delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each of the parties hereto consents to the jurisdiction and venue of the federal and/or state courts located within the City of New York. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby irrevocably waives trial by jury in any action or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this commitment letter or the transactions contemplated by this commitment letter or the actions of Ableco or any of its affiliates or related funds in the negotiation, performance, or enforcement of this commitment letter. This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

Very truly yours, ABLECO FINANCE LLC
By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	SVP and Chief Credit Officer

Agreed and accepted on April 12, 2006:
THE COMPASS GROUP INTERNATIONAL LLC

By:	/s/ Alan B. Offenberg

Name: Alan B. Offenberg Title: Partner

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ James Bottiglieri

Name: James Bottiglieri Title: Chief Financial Officer
[Signature Page to Commitment Letter]